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                                                                  EXHIBIT 10.145

                              AMENDED AND RESTATED
                              STOCK AWARD AGREEMENT


         This Amended and Restated Stock Award Agreement (as further amended, supplemented, restated or otherwise modified from time to time, this "Agreement") is dated as of April 9, 1999 (the "Effective Date") between Ecogen Inc., a Delaware corporation having its principal place of business at 2000 Cabot Blvd. West, Suite 170, Langhorne, Pennsylvania, 19047 (the "Company"), and James P. Reilly, Jr., whose principal residence is 16 Inlet Terrace, Belmar, NJ 07719 ("Employee").

         WHEREAS, in connection with and in consideration of services rendered to the Company by Employee, the Company has previously awarded to Employee shares of the Company's Common Stock, $.01 par value per share (the "Common Stock") pursuant to that certain Stock Award Agreement (the "Original Agreement"), dated September 23, 1998 (the "Award Date"); and

         WHEREAS, by Unanimous Written Consent of the Board of Directors of the Company dated as of the Effective Date, the Company has agreed to amend and restate the Original Agreement to provide that (i) the Award Shares (as defined below) are fully vested as of the Effective Date, (ii) the Company will make payments to the extent of any income taxes owed by Employee resulting from the award of the Award Shares and (iii) Employee will repay to the Company any such tax payments, plus interest on such amount equal to six percent (6%) per annum, if Employee voluntarily resigns from the Company or is terminated for Cause (as defined below) at any time prior to September 23, 2000.

         NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and benefits provided herein, the Original Agreement is amended, restated and superseded in its entirety as follows:

         1. Award of Shares.

         (a) The Company hereby re-affirms its award, as of the Award Date and subject to the terms and conditions set forth herein, to Employee of 100,000 shares of Common Stock (the "Award Shares").

         (b) The Award Shares shall fully vest as of the Effective Date. Employee shall have voting, dividend and all other rights with respect to the Award Shares as of the Effective Date.

         2. Representations of Employee. Employee represents and warrants that the acquisition of the Award Shares is for his own account, for investment purposes only and not with a view towards distribution.

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         3. Tax Consequences.

         (a) Subject to the provisions set forth in Section 3(b) below, the Company shall pay, as additional compensation to Employee, or, on behalf of Employee, to the Internal Revenue Service or the appropriate state and local taxing authorities, as the case may be, the sum (the "Tax Amount") of (i) all federal (including, without limitation, Medicare taxes), state and local taxes ("Taxes") due by Employee as a result of the award to Employee of the Award Shares, plus (ii) all Taxes paid or required to be paid with respect to the receipt of the amount set forth in clause (i) above (including, without limitation, any taxes on such additional amount).

         (b) If, prior to September 24, 2000 (the "Tax Re-Payment Period"), Employee voluntarily resigns his employment with the Company or is terminated with "Cause" (as hereinafter defined), then Employee shall, not later than [ninety (90) days] after the date of such resignation or termination (the "Termination Date"), repay to the Company an amount (the "Tax Re-Payment Amount") equal to (x) the Tax Amount plus (y) interest on the Tax Amount, which interest shall be calculated for the period from the date of payment of the Tax Amount to the Termination Date, at a rate of six percent (6%), compounded semi-annually. The Company and Employee hereby agree to cooperate with respect to the determination of the appropriate manner in which to treat any Tax Re-Payment Amount paid by Employee pursuant to the terms hereof. Other than as a result of Employee's voluntary resignation or termination for "Cause" (as hereinafter defined), Employee shall have no obligation to pay the Tax Re-Payment Amount to the Company, including, without limitation, upon a "Constructive Termination Without Cause" (as hereinafter defined).

         (c) Any payment required to be made by Employee hereunder may be made, at Employee's election in (x) funds constituting lawful money of the United States of America or (y) shares of Common Stock. If Employee makes any payment with shares of Common Stock, the Market Value (as hereinafter defined) of the Common Stock as of the close of business on the Termination Date, or if such day is not a business day, then as of the close of business on the last business day preceding the Termination Date, shall be used to determine the number of shares of Common Stock which will be necessary to make such payment. Title to all shares of Common Stock used to make any payment hereunder shall be transferred free and clear of liens and encumbrances and Employee shall duly execute and deliver to the Company instruments of transfer containing representations and warranties to that effect and shall do and cause to be done such further acts as may be necessary or proper in the reasonable opinion of the Company to properly transfer such shares.

         (d) Employee hereby represents that prior to or on the date hereof, Employee has generally been advised of the tax consequences to him of entering into this Agreement, and Employee has obtained appropriate legal or tax advice with respect to (i) receiving the Award Shares and (ii) the effect of his voluntarily resigning his employment with the Company or being terminated with Cause prior to the end of the Tax Re-Payment Period (and the payment of the Tax Re-Payment Amount in connection therewith to the Company).




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         4. Definitions. The following terms used in this Agreement shall have the following respective meanings:

         (a) "Cause" for purposes of this Agreement shall include, but not be limited to, any violation by Employee of the employee policies or standards of the Company, including, but not limited to, fraud, theft, insubordination, failure or refusal to perform job duties in accordance with the Company's standards, any violation by Employee of his obligations to the Company of non-disclosure, non-competition or non-solicitation, any breach by Employee of any provision of this Agreement, or any act or conduct of Employee having, or likely to have, a material and adverse effect upon the Company's technical, scientific or business reputation. All determinations of "Cause" under this Agreement will be made reasonably by a majority vote of the Board of Directors of the Company, in the exercise of its sole discretion, and will be final and binding upon Employee.

         (b) "Constructive Termination Without Cause" for purposes of this Agreement shall mean a termination of Employee's employment at his initiative within six months following the occurrence, without Employee's prior written consent, of one or more of the following events (except in consequence of a prior termination), in each such case after Employee shall have given the Company (A) prior written notice and (B) an opportunity to cure reasonable in the circumstances:

                  (i) a reduction in Employee's then current salary or the termination or material reduction of any material employee benefit or perquisite enjoyed by him (other than as part of an across-the-board reduction of such benefit or perquisite applicable to all executive officers of the Company);

                  (ii) removal of Employee from any of his current positions with the Company (including any directorship) other than in connection with or as a result of the sale of any subsidiary of the Company or the creation of a position (other than a directorship) in the Company of equal or superior rank to the highest position then held by Employee in the Company;

                  (iii) a material diminution in Employee's duties or responsibilities or the assignment to Employee of duties which are materially inconsistent with his duties or which materially impair Employee's ability to function in his position, provided, however that under no circumstances will the sale of any of the assets or business of the Company be deemed to be a material diminution of Employee's duties or responsibilities;

                  (iv) the failure of the Company to obtain the assumption in writing of its obligation to perform this Agreement by any successor to the Company or its business within 15 days after the occurrence of the transaction which results in such person or entity becoming a successor to the Company or its business; or



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                  (v) a Change in Control. For purposes of this Section 4(b)(v),
"Change of Control" shall mean (i) any sale, lease, license, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, of the business and/or assets of the Company or (ii) the possession by any person or entity of beneficial ownership (as such term is defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended) of over 50% of the then outstanding voting securities of the Company; provided, that no Change in Control shall be deemed to occur unless and until, after the occurrence of such event, a majority of the members of the Board of Directors of the Company are removed or replaced within six months following such Change in Control.

         (c) "Market Value" for purposes of this Agreement shall mean, as of any date (the "Value Date"), the average closing price of the Common Stock as reported on the National Association of Securities Dealers Automated Quotation System ("Nasdaq") or, if the Common Stock is then listed on a stock exchange, the principal stock exchange on which the Common Stock is listed, for the ten
(10) trading days immediately prior to the Value Date for which a closing price is available. If the Common Stock is not reported on the Nasdaq or listed on any stock exchange, then "Market Value" shall be determined in good faith by the Company's Board of Directors.

         5. Legends. Stock certificates representing the Award Shares may bear legends reflecting such restrictions as the Company deems appropriate and in its best interest in accordance with the terms and conditions of this Agreement, including a legend to the effect that the Award Shares may not be transferred unless such Award Shares are registered under the Securities Act of 1933, as amended, or an exemption from such registration is available. In such event, the Company may refuse to transfer ownership of the Award Shares on its corporate record books until Employee has complied with any such restrictions.

         6. Non-transferability of Stock Award Agreement. This Agreement is personal and no rights hereunder may be transferred, assigned, pledged or hypothecated in any way (whether by operation of law or otherwise) nor shall such rights be subject to execution, attachment or similar process. Upon any attempt to transfer, assign, pledge, hypothecate or otherwise dispose of this Agreement or of such rights contrary to the provision hereof, or upon the levy of any attachment or similar process upon this Agreement or such rights, any such rights shall, at the election of the Company, become null and void.

         7. Delivery of Award Shares. Employee hereby represents that, as of the Effective Date, he has received certificates evidencing the Award Shares.

         8. No Special Employment Rights. Employee acknowledges that nothing contained in this Agreement will confer upon Employee any right with respect to the continuation of his employment by the Company or interfere in any way with the right of the Company, subject to the terms of any separate employment agreement to the contrary, at any time to terminate such employment or to increase or decrease the compensation of Employee from the rate in existence as of the Award Date.


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         9. Miscellaneous.

         (a) This Agreement and any instrument delivered pursuant to this Agreement will be construed, interpreted and governed by the laws of the Commonwealth of Pennsylvania without regard to the conflicts of laws rules thereof.

         (b) This Agreement will be binding upon Employee, his legal representatives, heirs and distributees, and the Company, its successors and assigns regardless of any change in the business structure of the Company, be it through spinoff, merger, sale of stock, sale of assets or any other transaction.

         (c) This Agreement constitutes the entire agreement of the parties hereto with respect to the subject matter hereof. No waiver, modification or change of any provision of this Agreement will be valid unless in writing and signed by both parties. The headings of the sections of this Agreement are inserted for convenience of reference only and will not be deemed to constitute a part hereof or to affect the meaning hereof.

         (d) The waiver of any breach of any duty, term or condition of this Agreement will not be deemed to constitute a waiver of any preceding or succeeding breach of the same or of any other duty, term or condition of this Agreement.

         (e) All notices pursuant to this Agreement will be in writing and will be sent by prepaid certified mail, return receipt requested, addressed to the parties hereto at the addresses set forth in this Agreement or to such other addresses as may hereafter be specified by like notice in writing by either of the parties.

         (f) This Agreement may be executed in counterparts, each of which will be deemed an original but all of which will together constitute one and the same agreement.

                            [SIGNATURE PAGE FOLLOWS]



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         IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the day and year first above written.

                              Ecogen Inc.


                              By: /s/ Mary E. Paetzold
                                 ------------------------
                              Name: Mary E. Paetzold
                              Title: Vice President and Chief Financial Officer


                              /s/ James P. Reilly, Jr.
                              ---------------------------
                              James P. Reilly, Jr.


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